UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01 Regulation FD Disclosure.

On October 12, 2017, Pure Bioscience, Inc. (the “Company”) issued a press release announcing the completion of an offer to amend and exercise (the “Offer to Amend and Exercise”) certain warrants to purchase the Company’s common stock, par value $0.01 per share (the “Common Stock”), of the Company. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished in this Item 7.01 to this Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On October 10, 2017, the Company closed the Offer to Amend and Exercise that the Company had made to holders of certain warrants to purchase the Company’s Common Stock. The Company filed a Schedule TO with the Securities and Exchange Commission (the “SEC”) on August 25, 2017 with respect to the Offer to Amend and Exercise to (i) reduce the exercise price of the warrants to purchase 4,104,980 shares of Common Stock issued to investors participating in the Company’s private placement financing completed on August 29, 2014, as amended (the “2014 Warrants”) from $0.75 per share to $0.60 per share of Common Stock in cash, (ii) reduce the exercise price of outstanding warrants to purchase 1,986,101 shares of Common Stock issued to investors participating in the Company’s private placement financing completed on November 23, 2015 (the “2015 Warrants”) from $0.45 per share to $0.40 per share of Common Stock in cash, (iii) reduce the exercise price of the outstanding warrants to purchase 1,572,941 shares of Common Stock issued to investors participating in the Company’s private placement financing completed on January 23, 2017 (the “2017 Warrants”, together with the 2014 Warrants and 2015 Warrants, the “Original Warrants”) from $1.25 per share to $0.85 per share of Common Stock in cash, (iv) shorten the exercise period of the Original Warrants so that they expired concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on September 25, 2017 (“Expiration Date”) unless extended until the Subsequent Expiration Date (as defined below), (v) delete the cashless exercise provisions in the Original Warrants and (vi) delete the price-based anti-dilution provisions contained in the 2015 Warrants.

Additionally, the Company requested the holders of a majority of the shares issuable upon exercise of the 2014 Warrants (the “2014 Requisite Majority”), 2015 Warrants (the “2015 Requisite Majority”) and 2017 Warrants (the “2017 Requisite Majority”) to approve an amendment of all of the outstanding 2014 Warrants, 2015 Warrants and 2017 Warrants, respectively, to amend such Original Warrants in the same manner as set forth above (the “Aggregate Warrant Amendment”), except the Expiration Date would be extended until October 10, 2017 (the “Subsequent Expiration Date”) if such Aggregate Warrant Amendment was approved with respect to such class of Original Warrants. The 2015 Requisite Majority approved an amendment of all of the outstanding 2015 Warrants and holders of 2015 Warrants had until the Subsequent Expiration Date to exercise their 2015 Warrants (the “Subsequent Offer Period”).

The Offer to Amend and Exercise with respect to the 2014 Warrants and 2017 Warrants expired on the Expiration Date of September 25, 2017. As of September 25, 2017, 1,491,649 shares of Common Stock were issued upon exercise of 2014 Warrants, 1,599,135 shares of Common Stock were issued upon exercise of 2015 Warrants and 1,396,470 shares of Common Stock were issued upon exercise of 2017 Warrants, for aggregate gross proceeds to the Company of approximately $2.72 million. During the Subsequent Offer Period, 2015 Warrants to purchase 268,909 shares of Common Stock were exercised for aggregate gross proceeds to the Company of approximately $107,000. 2014 Warrants to purchase 2,533,331 shares of Common Stock and 2017 Warrants to purchase 176,471 shares of Common Stock at exercise prices of $0.75 per share and $1.25 per share, respectively, continue to remain outstanding. 2015 Warrants that were not exercised by the Subsequent Expiration Date expired unexercised on such date.

Original Warrants (including 2015 Warrants exercised during the Subsequent Offer Period) to purchase an aggregate of 4,756,163 shares of Common Stock were tendered and exercised in the Offer to Amend and Exercise for aggregate gross proceeds to the Company of approximately $2.83 million. Garden State Securities Inc. assisted the Company as warrant solicitation agents with respect to the 2017 Warrants.

Additionally, the Company previously recorded warrant liability on its financial statements with respect to the 2015 Warrants due to certain anti-dilution provisions contained in such warrants. Upon the exercise and expiration of the 2015 Warrants, the warrant liability existing on the Company’s financial statements has been terminated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Issued by the Company on October 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: October 12, 2017	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Issued by the Company on October 12, 2017.